OPERATOR: Good day ladies and gentlemen and welcome to the Dayton Superior conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Instructions will follow at that time. As a reminder today's conference call is being recorded.

Before proceeding further, let me read the company's Safe Harbor statement. Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes, and results may differ materially from those expressed as forward-looking statements as a result of a number of important factors. Representative examples of these factors include without limitation, the cyclical nature of non-residential building and infrastructure construction activity, which can be affected by factors outside of Dayton Superior's control, such as the general economy, governmental expenditures, and changes in banking and tax laws. Dayton Superior's ability to successfully integrate acquisitions on a timely basis, the seasonality of construction industry and the amount of debt Dayton Superior must service. This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Registration Statement on Form S-4, Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Let me remind you that under the SEC's Regulation FD, the company cannot provide any of you with future EBITDA and earnings guidance individually, so they urge you to ask any questions, which will help you build your financial models in this public forum. I would now like to introduce your host for today's conference call, Mr. Steve Morrey. Please go ahead.

STEPHEN MORREY, PRESIDENT AND CHIEF EXECUTIVE OFFICER, DAYTON SUPERIOR
CORPORATION: Good morning. Thank you for joining us today. I will lead off the call with my comments regarding the company, the markets we serve and an overview of the current initiatives that are underway in the company. Alan McIlroy our CFO will cover the financial information and then we will open the call up for any questions.

As you all know the construction markets that we serve have been weak since mid 2001. This is continuing in 2003, but we expect a mild recovery in '04. For non-building or infrastructure construction Cahner's is saying '03 will be off
1.1 percent with some recovery in '04. For non-residential FW Dodge and Cahner's are estimating construction to be off in the 3.5 to 6 percent range for '03 with some recovery in '04. As a matter of conservatism, we are assuming the forecasting agencies may be overly optimistic and are managing with the expectation that the market will be down 7 to 10 percent in '03. Philosophically, we plan for the worst and hope for better.

Now given our read on the market, we have continued to move forward at an aggressive pace with our internal initiatives to save money and operate more efficiently. Since we began these initiatives in '01, we have shut down 24 locations and laid off 28 percent of our salaried workforce.

In the first quarter of '03, we reduced non-direct headcount for an additional annualized savings of $2.2 million. Steps taken since the second quarter of '01 have cut our costs by an annual run rate totaling approximately $37 million. Our estimate today is that approximately $20 million of these savings are permanent, and will enhance our profits when the business recovers.

Importantly, we have achieved these cost reductions without adversely impacting our customer service abilities, and this confirms that we continue to follow through on our commitment to reduce cost and proactively manage the business and to take advantage of the challenging market conditions. I think it's worth noting that if '04 turns up in a meaningful way, we will be ready despite our cost cuts. As I have mentioned in earlier calls, our cost structure has a significant variable component and we can quickly respond to upturns as well as downturns.

Alan will give you the financial details but overall our revenue was down 13.1 percent in the first quarter.

The North Regions of our business suffered from unusually adverse weather, which affected overall revenue for the company in Q1. This is evidenced by the fact that our northern region construction products were off approximately 35 percent and the balance of the country was off approximately 6 to 7 percent. These numbers do not include one product line, where we intentionally and successfully traded market share for price. Despite these affects of weather and market, our EBITDA margins were flat for the quarter.


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Now, for some comments about the performance of our two businesses for the first quarter, Dayton Superior Construction Products Group, CPG, which encompasses the selling units for Dayton/Richmond Concrete Accessories, American Highway Technology Paving Products, Dayton Superior Specialty Chemical Products, and Dur-O-Wal Masonry Products, was down 15.6 percent from the first quarter of '02. A large portion of CPG's products serve non-residential markets. So, a drop in revenue was to be expected given the state of these markets. These products are also typically on-demand products and there is a strong correlation to adverse weather and pull through. Non-residential construction has been negatively impacted by lower commercial office and retail space construction, and dramatically reduced manufacturing and warehouse construction, driven by lower end-user demand for those spaces.

Symons, our Concrete Forming Systems business was down 7.1 percent from prior year. Sales of used products increased but the forms rental market as well as new product sales remained weak.

As we have mentioned in the past, we have continued to migrate our fleet mix from conventional forms toward a greater mix of clamping systems through investing proceeds from used sales into new fleet. The net effect is that our gross book value of fleet since 2000 is up roughly $20 million. This positions us to capitalize on rental markets when the economy rebounds. Symons is the leader in the sales and rental of reusable modular concrete forming systems, showing systems and accessory products.

Now, Alan will give you the financial details.  Alan?

ALAN MCILROY, CHIEF FINANCIAL OFFICER, DAYTON SUPERIOR CORPORATION: OK. Thank you Steve and good morning ladies and gentlemen. I will be referring to the press release figures that were published yesterday and if you didn't get a copy, please let us know.

First quarter, I am pleased to say saw us continuing to benefit from our cost reduction programs, which helped us maintain our EBITDA margins, despite the sales volume reduction year-over-year. With that total revenues for the first quarter of 2003 came in at $68.2 million, which was down $10.3 million or 13.1 percent from the same quarter of last year, largely due to the continued softness in some of the construction segments that we serve. In addition, if that was not bad enough, we had to contend with the frigid weather and snowstorms that most of us experienced, and the uncertainties caused by the Iraqi war.

Our reported gross profit for the first quarter reached $21 million, which was off $5.5 million from the year-earlier quarter and as a percent of sales, gross margin at 30.8 percent was off 300 basis points from the year earlier period.

This decline was in part volume driven with the fixed cost impact of the lower sales volume playing a large part as well. Our Construction Products Group was off 15.6 percent. Total rental revenue was off even more which created a large margin impact. However, sales of used fleet were up and this helped us to offset the rental revenue impact.

Moving to SG&A, SG&A was $19.6 million or 28.7 percent of sales, as compared to $23.2 million or 29.6 in 2002. This is a 90 basis points favorable yield and reflects the benefit of our preemptive cost saving programs.

Operating income was $900,000 versus $3.1 million in the same quarter of last year. Interest was at $8 million; our blended interest rate was 9.1 percent at the end of the quarter.

Depreciation and amortization was 5.8; the D was 5.7 and the A was 0.1.

And as you know the SEC's new regulation G requires us to define EBITDA and reconcile it to operating income, which we feel is the most comparable GAAP measure. We define EBITDA in the same manner in which it is defined in our credit agreement, which consists of earnings before interest expense, benefit for income taxes, depreciation expense, amortization of intangibles, facility closing and severance expenses and other expense.

EBITDA margin is EBITDA divided by net sales. And in the first quarter EBITDA was $7.2 million, which was $1.1 million or 13.7 percent lower than last year, now this number was calculated by taking our Q1 2003 $900,000 of GAAP operating income and adding back to it $395,000 of facility closing and severance expenses, $5.8 million of depreciation expense and $129,000 of amortization and goodwill and intangibles.


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When we compare that amount to Q1 2002, GAAP operating income of $3.1 million plus facility closing and severance expenses of $121,000, depreciation expense of $5 million and amortization expense of $73,000.

Our EBITDA margin for the first quarter was 10.5 percent, which was virtually flat with last year at 10.6, while our operating income margin is at 1.3 percent in 2003 compared to 3.9 in 2002. Our LTM EBITDA came in at $57.4 million while our LTM GAAP operating income was $29.5 million.

Now overall, the proactive initiatives that we implemented since the middle of 2001 have cumulatively cut costs and headcount, facility closings and cut procurement costs amounted to around $37 million. And this is what helped us maintain EBITDA margins at a very difficult time in the economy. The affect of these cuts in 2001 was $6 million, it was $18 million in 2002 with the balance of $13 million to come in 2003 and the first quarter of this year saw us benefit by $3.9 million year-over-year. Let's take a look at the balance sheet. Total assets were at $389.6 million. Our quarter end total net debt position was $313 million, which was a short-term portion of 8.7 and is net of cash of 4.5. Accounts receivable at $54.8 million was up slightly from the same period of last year, and down by about $6.3 million from the end of 2002.

And as I mentioned in the last call we extended terms to customers in the fall to help maintain our volume, and most of that program has been collected in the first quarter.

Inventory was at $55.7 million, which is up from last year's first quarter by $2 million. Accounts payable was at 29.4, which was up by $3.9 million from last year.

Net CAPEX for the quarter was a spend of $4.9 million, PP&E was 2.5 and rental net of proceeds was 2.4 and this basically consisted of additional Euro fleet as part of our program to reprofile the rental fleet. Our rental fleet ended at $70.1 million, which was up slightly from the same period of last year. Utilization for the fleet, the Symons fleet was at 47 percent which was down slightly from last year's 48 percent and again, I will point out Symons utilization rate was around 42 percent in an up market, when we acquired them in 1997. So we're doing quite nicely in a very difficult market environment.

As expected, all of our debt covenants were met, interest coverage was at 1.82 versus the minimum required of 1.65. Our leverage ended at 5.54 times versus the maximum allowed of 5.75, and finally our minimum EBITDA was at 57.4, versus $55.5 million requirement.

It is worth noting that we're meeting our covenants now in an awful business environment. We've created a good upside earnings leverage once the economy improves. So, again as we've demonstrated, we continue to pay close attention to our business fundamentals that is, cost control, cash management and maintenance of our business franchise and this have been and will be our primary focus as we go forward.

Thank you, now back to Steve.

MORREY: OK thanks Alan. I would again like to update you on the significant restructuring that I first discussed in the third quarter call. This initiative was designed specifically to reduce cost while enhancing customer service. We have completed the consolidation of our overhead structure from five marketing arms to two, CPG and Symons. We've also established a supply chain management group that is responsible for the majority of the manufacturing and distribution of our products.

This allows us to consolidate our manufacturing facilities and operate them in a more efficient manner, while cutting our distribution costs. For financial reporting purposes, we lump the supply chain management group, in with CPG, as the vast majority of the supply chain management's products are sold by CPG.

As mentioned in November, we've brought on board a new Vice President to head up the group, who has significant expertise in this area. This initiative is truly showing significant promise and as it unfolds, we will update you.


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In addition we have set up a financial shared service group, which further centralizes our accounting functions. Here too, our objective is to trim our overhead costs, while maintaining in full the quality and scope of our financial reporting and data processing functions.

Again this restructuring of the company is designed to significantly increase our ability to sell our products, improve customer service and efficiency and cut our cost. Diana, we'd like now to open the call for questions.

OPERATOR: Certainly, ladies and gentlemen if you wish to ask a question, please press the one key on your touch-tone telephone. If your question has been answered or if you wish to remove yourself from the queue at any time, please press the pound key.

One moment for our first question, and our first question will be from Robert Manowitz from UBS Warburg, please go ahead.

ROBERT MANOWITZ, UBS WARBURG: Hi, good morning. Just a couple of questions, first, there was no mention of product pricing of steel costs as a raw material input, and I was wondering if you could talk a little bit about how those two elements played into the quarter?

MCILROY: Steel pricing came in as planned Robert. I think we've looked at our plan for this year, our expectation of steel being up about six percent year over year, and I think we've done slightly better than that because of the foreign rod we imported.

MANOWITZ: OK, and the pricing environment for your products?

MCILROY:  Could you tell me what you mean by that?

MANOWITZ: Are you seeing any pricing pressure for your products or are you able to pass along some of the steel costs through price increases?

MCILROY: Oh, I see, the pricing seems to be OK, I mean there are some segments where we're having some pressure, but in other cases we're doing all right.

MANOWITZ: OK, can you walk us through, as we look out through the whole year, could you help us forecast or guide us towards a forecast for Rental Fleet sales and the gain that would be included in your EBITDA?

MCILROY: As I said in our last call Robert, we're not giving any guidance going forward.

MANOWITZ: OK, and then lastly then, maybe you will just be able to guide us on any future cash costs you expect from restructuring?

MCILROY: Restructuring we've got, we had a cut in the first quarter in January, and there will probably be around about another million dollars.

MANOWITZ:  Okay.

MCILROY: All right, just for your information, we actually spent about 1.9 in the first quarter for previous cuts, and going forward I think that will be about another million.

MANOWITZ: OK great. Well, let me push this just a touch further, and I appreciate your position. If I look at the first quarter, the rental fleet sales and the gain, on those sales including your EBITDA, could I look at the magnitude change year over year in the first quarter of '03 versus the first quarter of '02, and expect that that type of year over year gain would continue into the second and third quarters?

MCILROY:  I don't really want to give you any guidance on that, Robert.

MANOWITZ:  I thought I'd try, thank you.


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MCILROY:  OK.

OPERATOR: Thank you. Once again ladies and gentlemen if you would like to ask a question please press the one. We do have a question now from the line of Kevin Buckle from GrandView Capital, please go ahead.

KEVIN BUCKLE, GRANDVIEW CAPITAL:  Hi guys.

MORREY:   Hi Kevin how are you doing?

BUCKLE:  Good, how are you?

MORREY:   Good.

BUCKLE: Steve, I think you mentioned earlier in the call about, you were comparing the northern regions of the country to the rest of the country?

MORREY:  Yes.

BUCKLE:  Was that for the entire revenue base, I wasn't sure?

MORREY:  We're talking about Construction Products Group?

BUCKLE:  Oh, just construction products?

MORREY: Which is everything except Symons, and we made the exception of one product line which for competitive reasons I don't want to go into a lot of detail on which we deliberately and it's not hugely material, but in one product line we deliberately traded some market for EBITDA and did it very successfully.

BUCKLE: How much of the construction products group is, would you refer it in the northern region, by revenue-wise in the first quarter?

MCILROY: I don't know if we can give you that either, I think that's more competitive.

BUCKLE:  Greater or less than 50 percent, or was there some kind of ...

MCILROY:  I don't want to split it out by region, Kevin.

BUCKLE: OK and then on the Symons business, was there a similar mix change there in terms of revenues, around the country?

MORREY: Yes, we had a similar; I don't have a number here in front of me. The CPG was probably most represented because it follows, as you said, there is more of a direct pull through. Symons on the other hand is not tied, you know like within weeks of what's happening in the market as much as the construction products do.

So we use the construction products as a barometer for how the weather was affecting the regions.

BUCKLE: OK, I know your book value of rental equipment is up year over year, as you purchase new equipment and sell some of the old stuff. What is the unit comparison year over year? Do you have a number for that, or ...

MCILROY:  I'd have to get that for you.

BUCKLE: OK, just on the pricing front again, I think you mentioned that utilization was relatively flat for Symons?

MCILROY:  Yes.


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BUCKLE: Year over year you had revenue I think on the rental side was down what
30 percent or so, 35 percent?

MILROY:   Right.

BUCKLE:  That's price?

MCILROY: Well, it's partially price, there is no doubt about it rental rates are down, but that's basically the reason.

BUCKLE: Or would it be that you just have lower, fewer units on rent year over year, as you down size the fleet.

MCILROY: Because really it's was the other way round because you know rental rates are down we actually have more pounds on rents I would think, so we are getting less value for more and more on rent.

BUCKLE: OK, so you're saying that a fair amount of that still is price compression on the rental side.

MCILROY:  Correct, yes.

BUCKLE: And I think you spent a couple of million dollars on capital leases in the quarter, what was that, was that rental equipment or was that other CAPEX?

MCILROY:  There's one million in rental.

BUCKLE: One million rental?

MCILROY:  The rest was a forklift deal we did.

BUCKLE: OK. Do you guys think your mix of rental fleet now it has come in to a level, which you believe will be stable in terms of the foreign versus the domestic product?

MCILROY: Again, we're trying to align the fleet to market demands and position ourselves for the uptick, probably there will be, if we add more in the future, it will be euro not so much of the old, but again it depends on how the markets work.

BUCKLE: So the $12 million you guys purchased I think in the first quarter was a majority of that?

MCILROY:  Yes, most of that was euro.

BUCKLE:  OK, thanks.

MCILROY:  Right Kevin, thank you.

OPERATOR: Thank you, once again if you do have a question please press the one key, gentlemen we have no further questions in the queue please continue.

MORREY: OK, well, if we have no more questions then I'd like to thank everyone for your time and interest and that will wrap it up.

OPERATOR: Thank you, ladies and gentlemen that does conclude your conference for today, we thank you for your participation, you may now disconnect and have a good day.



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